Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-197331 and No. 333-209491) of Parnell Pharmaceuticals Holdings Ltd of our report dated 4 March 2016 relating to the consolidated financial statements of Parnell Pharmaceuticals Holdings Ltd, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers

Sydney, Australia

4 March 2016